UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 2)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 15, 2011

NAVARRE CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	000-22982	41-1704319
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7400 49th Avenue North, Minneapolis, MN 55428

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (763) 535-8333

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 15, 2011, Navarre Corporation (the “Company”) filed a Current Report on Form 8-K reporting that it had appointed Richard S Willis to serve as the Company’s President and Chief Executive Officer effective immediately. Subsequently, the Company filed a first amendment to the Current Report on Form 8-K reporting that, on October 3, 2011, the Company entered into an Employment Agreement with Restrictive Covenants (the “Employment Agreement”) with Mr. Willis which, among other things, sets forth the compensatory arrangements with respect to his employment.

In connection with the desire of Mr. Willis to voluntarily reduce his base salary for the Company’s fiscal year beginning April 1, 2012, and as authorized by the Compensation Committee of the Board of Directors, the Company and Mr. Willis on February 22, 2012 entered into an amendment to the Employment Agreement. The amendment to the Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary is qualified in its entirety by the terms of the actual amendment.

As amended, the annualized base salary for Mr. Willis for the Company’s Fiscal Year beginning April 1, 2012 and ending March 31, 2013 is $350,000, a reduction of $100,000. However, the voluntary reduction shall not affect the calculation of any earned Performance Bonus under the Employment Agreement or the calculation of any Severance Pay under the Employment Agreement, which, if applicable, shall be calculated using a Base Salary of $450,000 during the period of the voluntary reduction. In addition, the amendment clarifies the procedure whereby Mr. Willis’ commuting expenses from Texas to Minnesota are reimbursed by the Company on a tax neutral basis.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following exhibits are filed with this document:

Exhibit

10.1	First Amendment to Richard S Willis Executive Employment Agreement with Restrictive Covenants dated February 22, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2012	NAVARRE CORPORATION

	By:	/s/ Ryan F. Urness
	Name:	Ryan F. Urness
	Title:	Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to Richard S Willis Executive Employment Agreement with Restrictive Covenants dated February 22, 2012.